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Exhibit 23(b)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) for the registration of 700,000 shares and Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 333-49300) and related combined Prospectus of Aon Corporation for 4,564,824 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2002 (except for Note 1, as to which the date is August 14, 2002), with respect to the consolidated financial statements and the related financial statement schedules (as restated) of Aon Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Chicago, Illinois
October 8, 2002

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  Exhibit 23(b)